Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Stewart Information Services Corporation:

We consent to the use of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules I to II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Stewart Information Services Corporation incorporated by reference herein. Our report on the consolidated financial statements refers to a change in accounting for leases.

/s/KPMG LLP

Houston, Texas

July 17, 2020